Exhibit 99.1

GenCorp Welcomes Eileen Drake as COO

March 02, 2015 16:01 ET | Source: GenCorp Inc.

SACRAMENTO, Calif., March 2, 2015 (GLOBE NEWSWIRE) -- GenCorp Inc. (NYSE:GY), headquartered in Sacramento, California, announced that effective today, Eileen Drake has joined the company as chief operating officer.

Drake joins GenCorp from United Technologies Corporation (UTC), where she served as president of Pratt & Whitney AeroPower's auxiliary power unit and small turbojet propulsion business. In her prior positions at UTC, she served as the vice president of Operations, and also vice president of Quality, Environmental, Health & Safety, and Achieving Competitive Excellence (ACE) for UTC's Carrier Corporation, as well as for Pratt & Whitney.

Before joining UTC, Drake managed production operations at both the Ford Motor Company and Visteon Corporation, where she was Ford's product line manager for steering systems and plant manager of Visteon's fuel system operation.

She also served on active duty for seven years as a U.S. Army aviator and airfield commander of Davison Army Airfield in Fort Belvoir, Virginia.

"We are very pleased to bring Eileen's experience in leading operational excellence and cross-cutting industry knowledge to GenCorp and Aerojet Rocketdyne at a pivotal time in the aerospace and defense industry," said President and CEO GenCorp and Aerojet Rocketdyne Scott Seymour. "Her extensive experience in positioning organizations for growth and increased profitability will be of great benefit as we work to advance our company's efficiency, innovation and value in an increasingly competitive global marketplace."

Drake is a distinguished military graduate of the U.S. Army Aviation Officer School. She received a Master of Business Administration from Butler University and a Bachelor of Arts from The College of New Rochelle. She also holds commercial and private pilot's licenses in both fixed-wing and rotary-wing aircraft.

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale, and leasing of the company's excess real estate assets. Aerojet Rocketdyne is a world-recognized aerospace and defense leader providing propulsion and energetics to its space, missile defense, strategic, tactical missile and armaments customers throughout domestic and international markets. Additional information about GenCorp and Aerojet Rocketdyne can be obtained by visiting the companies' websites at http://www.GenCorp.com and at http://www.Rocket.com.

Investors:
Kathy Redd,
chief financial officer
916.355.2361

Media:
Glenn Mahone,
vice president, communications
202.302.9941